Exhibit 10.1

Asset Sale Agreement

Between

ETS Payphones, Inc.,

as the Seller

and

Empire Payphones, Inc.

as the Buyer

Entered into and effective June 30, 2005

TABLE OF CONTENTS

Section 1 Index of Definitions

Section 2 Purchase and Sale of Assets

2.1	Purchase and Sale
2.2	Delivery of Assets
2.3	Excluded Assets
2.4	Assumed and Excluded Liabilities
2.5	Authorizations
2.6	Further Assurances

Section 3 Purchase Price

3.1	Purchase Price
3.2	Payment Procedure
3.3	Prorations
3.4	Pay-over Obligation and Resolution
3.5	Right of Setoff

Section 4 Representations and Warranties of the Buyer

4.1	Authorization and Enforceability
4.2	Compliance
4.3	Consents
4.4	Brokers
4.5	Legal Proceedings
4.6	Financial Ability

Section 5 Representations and Warranties of the Seller

5.1	Authorization and Enforcement
5.2	No Violations; Permits and Compliance with Applicable Law
5.3	Financial Information
5.4	Litigation
5.5	Defaults
5.6	Equipment
5.7	Title to Sale Assets
5.8	Expenses of the Business
5.9	Taxes
5.10	Full Disclosure
5.11	No Brokers

Section 6 Pre-Closing Covenants

i

6.1	Access to Sale Assets
6.2	Preservation of Sale Assets

Section 7 Conditions to Obligations of the Buyer

7.1	Representations, Warranties and Covenants
7.2	No Governmental Proceeding or Litigation
7.3	No Injunction
7.4	Approvals
7.5	No Material Adverse Change

Section 8 Conditions to Obligations of the Seller

8.1	Representations, Warranties and Covenants

Section 9 Termination

9.1	Right of Parties to Terminate
9.2	Effect of Termination

Section 10 Closing

10.1	Time and Place of Closing
10.2	Obligations of the Seller at Closing
10.3	Obligations of Buyer at Closing

Section 11 Indemnification

11.1	Indemnity by Seller
11.2	Indemnity by Buyer
11.3	Third Party Claims

Section 12 Survival

12.1	Warranties

Section 13 Other Provisions

13.1	Further Assurances
13.2	Benefit and Assignment
13.3	Entire Agreement
13.4	Amendment, Waiver
13.5	Governing Law, Jurisdiction
13.6	Notices
13.7	Interpretation
13.8	Counterparts
13.9	Extension; Waiver
13.10	Severability

ii

SCHEDULES

iii

Asset Sale Agreement

This Asset Sale Agreement (this “Agreement”) is entered into and effective on June 30, 2005 between ETS Payphones, Inc., a Delaware corporation, (“ETS” or “Seller”) and Empire Payphones, Inc., a New York corporation (“Empire” or “Buyer”).

W I T N E S S E T H:

WHEREAS, ETS successfully emerged as a reorganized debtor under a confirmed plan of reorganization (“Plan of Reorganization”) in a Chapter 11 Case (the “Reorganization Case”) (No. 00-03570) then pending in the United States Bankruptcy Court for the District of Delaware and, as such, Seller continues to engage in the business of owning, licensing, installing, operating and servicing public pay telephones within several states including the states of New York, New Jersey, Massachusetts and Connecticut (the “Business”, and with respect to operations in New York, New Jersey, Massachusetts and Connecticut, the “Northeast Business”);

WHEREAS, Empire is to be engaged in the business of owning, installing, operating and servicing public pay telephones;

WHEREAS, the Seller desires to sell, and the Buyer desires to buy, substantially all of the Seller’s assets used or useful in the operation of the Northeast Business, as more particularly hereinafter described and defined, for cash and other consideration subject to the terms and conditions set forth herein;

WHEREAS, in conjunction with the purchase of such assets, ETS and Empire shall also enter into such other agreements as may be necessary to facilitate transition of the Northeast Business to Buyer.

NOW, THEREFORE, the parties hereto hereby agree to the above recitations and as follows:

Section 1
Index of Definitions

The definitions of the following terms used in this Agreement can be found in the following Sections:

Defined Terms Agreement	Section Preamble
ANI	2.1.10
Approvals	7.4
Assigned Contracts	2.1.2
Assumed Liabilities	2.4
Authorities	2.5
Authorizations	2.1.8
Business	Recitals
Buyer	Preamble

CLEC	2.3.2
Closing	10.1
Closing Date	10.1
Coin Amount	3.1
Commissions	2.4
Cure Costs	2.1
Customer Data	2.1.9
Dial Around Service Providers	3.1
DOITT	2.1.2
DOITT Franchise	Recitals
DOITT Franchise Agreement	2.1.2
DOITT Transfer Approval	2.1.2
Empire	Preamble
Equipment	2.1.5
Escrow Agent	10.1
ETS	Preamble
Excluded Costs	2.3
Franchise Phone Equipment	2.1.2
Hit List	3.1
ILEC	2.3.2
Indemnifying Party	11.3.1
Indemnified Party	11.3.1
Initial Payment	3.1
Installment Payment	3.1
Installment Payment Default	3.5
July Commissions	2.1
Legal Authority	4.2
Material Adverse Change	9.1
Mettel	3.5
Miscellaneous Equipment	2.1.4
Monthly Coin Revenue Reports	5.3
Non-Franchise Phone Equipment	2.1.1
Non-Reporting Phone	3.1
Northeast Business	Recitals
Phone Equipment	2.1.2
Plan of Reorganization	Recitals
Purchase Price	3.1
Recipient Party	3.4
Regulatory Approvals	2.1.2
Reorganization Case	Recitals
Rules	5.2
Sale Assets	2.1
Security Codes	2.1.7
Seller	Preamble
Service Agreements	2.1.6

Section 2
Purchase and Sale of Assets

2.1                                 Purchase and Sale.  Subject to all the terms and conditions of this Agreement, in reliance upon the warranties, representations, conditions and covenants herein contained, and for the consideration herein stated, on the Closing Date (as defined below), the Seller agrees to sell, convey and transfer to the Buyer, and the Buyer agrees to purchase, accept and assume from the Seller, all of Seller’s right, title and interest in and to the following assets, free and clear of any and all liens, claims and encumbrances of any kind (collectively, the “Sale Assets”):

2.1.1                        The payphones and related equipment, including all originals and all copies of all keys, installed at the sites listed on Schedule 2.1.1, the content of which will be agreed to by Buyer and Seller prior to the Closing (as defined below), which Seller represents are all of its non-franchise payphones in the States of New York, New Jersey, Massachusetts and Connecticut (the “Non-Franchise Phone Equipment”) together with all cash and cash equivalents, including coins, in the public pay telephones conveyed to Buyer hereunder as of 12:01 a.m. on the Closing Date.

2.1.2                        Subject to (i) Buyer obtaining all required approvals (“Regulatory Approvals”) by the New York City Department of Information Technology and Telecommunications (“DOITT”) to operate the Franchise Phone Equipment (as defined below) and (ii) Seller obtaining the authorization or consent to the transfer and assignment of the DOITT Franchise Agreements identified on Schedule 2.1.3 (the “DOITT Franchise Agreement”) to Buyer (the “DOITT Transfer Approval”), the payphones and related equipment, including all originals and all copies of all keys, installed at the sites listed on Schedule 2.1.2, the content of which will be agreed to by Buyer and Seller prior to the Closing, which Seller represents are all of its franchise payphones in the State of New York (“Franchise Phone Equipment”; and together with the Non-Franchise Phone Equipment, collectively, the “Phone Equipment”), together with all cash and cash equivalents, including coins, in the public pay telephones conveyed to Buyer hereunder as of 12:01 a.m. on the Closing Date.  In the event neither the Regulatory Approval nor the DOITT Transfer Approval has been obtained prior to the Closing Date, on the Closing Date, and as a condition thereof, Seller and Purchaser shall enter into such agreements as may be necessary to facilitate transition of the Franchise Phone Equipment in the form of Schedule 2.1.3 (a).  Until such time as title to the Franchise Phone Equipment is conveyed to Buyer, both Seller and Buyer’s consent shall be required in order to change the entity that services, maintains, collects and operates the Franchise Phone Equipment.  At such time as the Regulatory Approval and DOITT Transfer Approval are obtained, and thereupon all right, title and interest in and to the Franchise Phone Equipment shall be conveyed to Buyer absolutely.

2.1.3                        The franchise agreements and site location contracts with various third parties which allowed Seller to install and operate the Phone Equipment at third party sites in New York, New Jersey, Massachusetts and Connecticut, the office lease for the Brooklyn, New York office space and any other contracts which are being specifically assigned to Buyer as part of this transaction listed on Schedule 2.1.3, the content of which will be agreed to by Buyer and Seller prior to the Closing, in each case together with all deposits and prepaid amounts thereunder, if any (the “Assigned Contracts”).

2.1.4                        Miscellaneous office equipment, furniture, fixtures, general supplies, computers, promotional materials, customer lists, tools, and spare parts inventory used or useful in the operation of the Northeast Business listed on Schedule 2.1.4 the content of which will be agreed to by Buyer and Seller prior to the Closing (the “Miscellaneous Equipment”).

2.1.5                        All telephone booths, enclosures, stations, pedestals, apparatus, fixtures, circuit boards, coin banks, locks and any other equipment physically connected to or installed in or with the Phone Equipment (the Phone Equipment and such equipment collectively, the “Equipment”);

2.1.6                        All maintenance, service and warranty agreements, if any, associated with the Equipment or any item of Miscellaneous Equipment listed on Schedule 2.1.6 (collectively, the “Service Agreements”);

2.1.7                        Security codes for access to all Phone Equipment and the Northeast Business as it relates thereto (collectively, the “Security Codes”), together with all licenses and rights of use, if any, granted with respect thereto;

2.1.8                        to the extent transferable, all registries, applications, permits, franchises, licenses, authorizations and approvals submitted or filed by Seller to or with any governmental or regulatory authority, or issued or granted by any such authority to Seller, in connection with operation of the Equipment and the Northeast Business as it relates thereto, with the exception of the DOITT Franchise Agreement (collectively, “Authorizations”);

2.1.9                        All customer data, books and records associated with the Sale Assets including, without limitation, all associated customer service records, all related computer tapes and/or records and files (written, printed or otherwise), all revenue data and history reports, and all customer service and provisioning history (the “Customer Data”).

2.1.10                  All of the Seller’s interest in and to the pay telephone numbers (“ANI’s”) listed on Schedule 2.1.10 the content of which will be agreed to by Buyer and Seller prior to the Closing hereto.

Seller warrants and represents that it will transfer title to the Sale Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, charges, claims and encumbrances of any kind or nature whatsoever, including, without limitation, any and all agreements and/or claims for bonuses, commissions (with the exception of the

July, 2005 commission run, (the “July Commissions”)) or salaries associated with any of the Sale Assets.  Any and all defaults under any Assigned Contract that exist prior to Closing will be cured by Seller prior to the Closing and Seller will pay all costs, to the extent required, of same (“Cure Costs”).  Upon assignment to Buyer, and as a condition thereof, no such default shall exist.  Pursuant to Section 11 hereof, Seller shall indemnify and hold Buyer harmless from and against any liabilities under any of the Assigned Contracts arising prior to the Closing Date.

2.2                                 Delivery of Assets.  On the Closing Date, Seller shall deliver the originals of the Assigned Contracts to the extent available, shall execute and deliver such other transition agreements and the Buyer shall take title to the Miscellaneous Equipment and the remaining Sale Assets wherever it may be located.  Upon Seller obtaining DOITT Transfer Approval and Buyer obtaining Regulatory Approval, Seller shall transfer the Franchise Phone Equipment immediately to Buyer and deliver absolute title to the same and thereupon Buyer shall be the owner of all right, title and interest thereto.

2.3                                 Excluded Assets.  The parties expressly understand and agree that the following items (collectively, the “Excluded Assets”) are specifically excepted from the Sale Assets being conveyed to Buyer hereunder:

2.3.1                        all general intangibles, all proceeds thereof, any claims related thereto, and all accounts receivable and notes receivable generated by or arising out of the Sale Assets before the Closing Date, including but not limited to all commissions and dial-around compensation earned by and due and owing to Seller in respect of operator service and dial-around calls made or dialed around from the Phone Equipment before the Closing Date;

2.3.2                        all ILEC, CLEC and local telephone company deposits and other prepaid expenses, credits and deferred charges pertaining to the Phone Equipment and the Northeast Business including all disputed telephone bills, disputed end user common line charges, new services test refunds or credits, universal service fund refunds or credits and any proceeds arising from the Sale Assets or Northeast Business prior to the Closing Date;

2.3.3                        all contracts, agreements, commitments, arrangements and understandings, both oral and written, pursuant to which, among other things, Seller has engaged or appointed a third party to provide operator or other telecommunications services for it or any of its phones; and

2.3.4                        all assets of ETS not related to, or used in, the Northeast Business.

2.4                                 Assumed and Excluded Liabilities.  Buyer shall assume from the Seller and thereafter pay, perform, and/or discharge in accordance with their respective terms: (i) all liabilities arising from the Sale Assets arising or becoming due after the Closing; and (ii) Seller’s obligations for commissions due and payable under the Assigned Contracts (to the extent set forth in Schedule 2.1.3) as of the Closing Date (excluding, however, the July Commissions) (the “Commissions”, and collectively the “Assumed

Liabilities”).  Buyer shall not assume, and shall not be responsible for: (i) the Cure Costs necessary to cure any defaults that may exist under any of the Assigned Contracts unless waived in writing by Buyer; (ii) any obligations under any employment agreements or any obligations to any of Seller’s employees; (iii) any other liabilities arising from, or otherwise relating to, the Sale Assets or the Northeast Business arising prior to the Closing; or (iv) any other liabilities that are not Assumed Liabilities.  Seller represents that it has not entered into any special discounting or offered promotional terms that may affect the obligations to customers under any of the Assigned Contracts.  The parties hereby further acknowledge and agree that except for the obligations arising under the Assigned Contracts or otherwise with respect to the Sale Assets as herein provided after the Closing Date, neither Buyer, nor any affiliate, officer, director, employee, shareholder or agent of Buyer shall assume, or be deemed to assume, any liabilities or obligations of Seller arising out of acts or occurrences prior to the Closing, or otherwise based on any event, facts or circumstances in existence prior to the sale of the Sale Assets or in connection with or arising from any activities of Seller.  Pursuant to, and as otherwise provided in Section 11.1 of this Agreement, Seller shall indemnify and hold Buyer harmless from and against any liabilities that are not Assumed Liabilities.

2.5                                 Authorizations.  The parties acknowledge that the Authorizations are transferred only to the extent that they may be transferred without the approval of the permitting authority.  Seller shall obtain the approvals of any and all required government or regulatory agencies or authorities (“Authorities”) to facilitate the transfer of any Authorizations, wherever commercially reasonable and to the extent necessary.  Seller shall bear all costs and expenses necessary to obtain the approvals of Authorizations for the transfer of any Authorizations or Phone Equipment.  Notwithstanding anything to the contrary, this Agreement shall not constitute an assignment of any contract, agreement, license, permit or commitment where any attempted assignment of the same, without the consent of the other party thereto, would constitute a breach thereof or otherwise be ineffective to complete such assignment.

2.6                                 Further Assurances.  After the Closing, each party shall from time to time, at the reasonable request of the other, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer title to the Sale Assets being transferred hereunder.

Section 3
Purchase Price

3.1                                 Purchase Price.

(a)                                  Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, covenant, agreements and conditions herein contained, as full consideration for the Sale Assets, Buyer agrees to pay to Seller:

(i)                                     $200,000 in immediately available funds by wire transfer confirmed at the Closing;

(ii)                                  an amount equal to ninety-five (95%) of the coin in the Phone Equipment as reported by the Hit List (defined below) to be run on or about 12:00 a.m. on the night immediately preceding the Closing Date and to pay subsequent amounts attributable to Non-Reporting Phones (as hereinafter defined) (the “Coin Amount”) 15 days after the Closing Date.  (The amounts required to be paid under subparagraphs (i) and (ii) shall collectively be referred to as the “Initial Payment”); and

(iii)                               $750,000 (without interest) less the amount of the Commissions being assumed by Buyer (in the amount of $52,731.42), in 12 equal installments, of $58,105.72, commencing 30 days after the closing date (the “Installment Payments”).  Notwithstanding anything to the contrary herein contained, in the event the DOITT Transfer Approval is not obtained within six (6) months after the Closing Date through no fault of Buyer, or Buyer’s right to perform services set forth in whatever transition agreements may be executed in conjunction herewith is terminated through no fault of Buyer, Buyer’s obligation to continue making Installment Payments shall be suspended and deferred until such time as the DOITT Transfer Approval is obtained, and thereupon the obligation to make Installment Payments shall resume.

(The Initial Payment and the Installment Payments together shall be referred to as the “Purchase Price”).

(b)                                 In conjunction with the Closing, the Seller shall perform a computerized polling of its payphones listed on Schedules 2.1.1 and 2.1.2 on or about 12:00 a.m. on the night immediately preceding the Closing Date and shall produce a computerized report reflecting the Seller’s functioning and non-functioning Phone Equipment and the amount of coin in the payphones, herein called a “Hit List.”  The Seller will provide a copy of the Hit List to Buyer at the Closing.  The result of the Hit List shall be binding, absent manifest error, for the purpose of determining the amount of coin in the payphones.  Any payphone that does not report as a properly functioning payphone on the Hit List shall be deemed a “Non-Reporting Phone.” Within five (5) business days of the Closing Date, representatives of the Seller and Buyer shall visit each Non-Reporting Phone site so that the payphone may be polled, or to collect the coin in the payphone.  For each Non-Reporting Phone that is found, the parties shall collect the payphone and report the amount of coin in the payphone and turn such amount over to the Seller within five (5) business days after the Closing, along with a new Hit List reflecting those payphones, to the extent such revised Hit List is feasible.

(c)                                  The amounts due to Seller from providers of dial-around telecommunications services to the Seller (the “Dial Around Service Providers”) in the

quarter in which the Closing takes place shall be prorated by the number of days elapsed in such quarter prior to the Closing Date.  It shall be the obligation of the Seller to make submissions for the calendar quarter in which the Closing takes place.  The Seller shall promptly remit to Buyer (i) receipts from Dial Around Service Providers on account of the balance of the calendar quarter ending after the Closing Date and (ii) copies of any and all data returned to the Seller from the Dial Around Service Providers, including, but not limited to, any computer discs and printed copies of reports from Dial Around Service Providers.  Under no circumstances will more than seven days elapse following receipt of payment reports from Dial Around Service Providers before the relevant funds are forwarded to Buyer.  The Seller shall provide the Buyer with copies of all submissions for payment to Dial Around Service Providers for the quarter in which the Closing takes place. It shall be the obligation of the Buyer to make submissions for all calendar quarters after the quarter in which the Closing takes place.  The Buyer shall promptly remit to Seller (i) receipts from Dial Around Service Providers for periods prior to Closing (including pro-rated amounts for the quarter in which the closing took place) and (ii) copies of any and all data returned to the Seller from the Dial Around Service Providers, including, but not limited to, any computer discs and printed copies of reports from Dial Around Service Providers that relate to any period prior to Closing.

(d)                                 Seller and Buyer agree that Seller shall retain the right to any and all revenue generated by the Sale Assets up to and including the Closing Date and shall be responsible for and shall pay any and all expenses related to the operation of the Phone Equipment up to and including the Closing Date.  Seller and Buyer agree that Buyer shall retain the right to any and all revenue generated by the Phone Equipment after the Closing Date and shall be responsible for and shall pay any and all expenses related to the operation of the Phone Equipment after the Closing Date.  Seller and Buyer agree to program the Phone Equipment on the evening of the Closing Date to cause the Sale Assets to utilize a provider of Buyer’s choice for long distance and operator services.  Notwithstanding the foregoing, in the event the Phone Equipment is not programmed in accordance with the foregoing sentence and as a result Seller receives any revenue or incurs any expense attributable to the Phone Equipment for a date following the Closing Date, Seller shall forward such revenue to Buyer within ten (10) business days following receipt of said revenue and Buyers shall reimburse Seller for any such expense within ten (10) business days following receipt of reasonable evidence to support the incurrence of such expense.

3.2                                 Payment Procedure.  The Seller shall provide Buyer with wiring instructions in writing at least two (2) days prior to the Closing Date.  Buyer shall wire the Initial Payment to Seller for confirmed receipt on or before 4:00 p.m. on the Closing Date.

3.3                                 Prorations.  Expenses and receipts, including but not limited to, any taxes owing with regard to the Sale Assets, and all other similar items of expense or receipt related to the Sale Assets shall be prorated between the Seller and the Buyer as of the Closing Date.

3.4                                 Pay-over Obligation and Resolution.  Except as otherwise expressly provided herein, if either the Buyer or Seller receives or otherwise holds funds that the other (the “Recipient Party”) is so entitled to, the Buyer or Seller, as the case may be, shall hold the funds in trust for the Recipient Party.  Commencing upon the Closing Date and continuing thereafter for one year, on the last day of each month, the Seller shall report to Buyer, and Buyer shall report to the Seller, the amounts of such payments held by the responsible party and such amounts shall be paid to the Recipient Party as soon as reasonably practicable, but not less frequently than monthly.  After such one-year period, Seller shall co-operate with Buyer and Buyer shall co-operate with Seller to allocate and remit to the Recipient Party any accounts receivable collected by the responsible party and shall continue to hold such payments in trust for the Recipient Party and remit such payments so held periodically as received.

3.5                                 Right of Setoff.  In the event Buyer fails to make any Installment Payment, when due, and fails to cure any such default within ten (10) days after written notice thereof is received by Buyer from Seller (an “Installment Payment Default”), then in such event Buyer and Seller expressly acknowledge that Seller shall be permitted, without further notice, to offset the amount of such Installment Payment Default from any amount that may be due from Seller to Manhattan Telecommunications Corporation (“Mettel”), Buyer’s affiliate, for CLEC services purchased by Seller from Mettel.  Mettel shall expressly acknowledge such right of setoff by executing this Agreement for such limited purpose as provided below.

Section 4
Representations and Warranties of the Buyer

Buyer represents and warrants to the Seller that as of the Closing Date the following shall be true and correct:

4.1                                 Authorization and Enforceability.  Buyer is a corporation duly organized and validly existing under the laws of the State of New York, is legally qualified to do business, and has all requisite corporate power and authority (corporate or otherwise) to own, lease and operate its properties and to carry on its business as now conducted.  Buyer has taken or is taking all action necessary to authorize its execution, delivery and performance of this Agreement and all other agreements and instruments reasonably necessary to complete the transactions contemplated by this Agreement and has or will have full power and authority to enter into this Agreement and such other agreements and instruments and carry out the terms hereof and thereof on the Closing Date.  Buyer has duly executed and delivered this Agreement and this Agreement is the valid and binding obligation of Buyer enforceable in accordance with its terms, subject to applicable bankruptcy or similar laws or equitable principals affecting creditor’s rights generally.

4.2                                 Compliance.  The execution, delivery and performance of this Agreement by the Buyer, the compliance by the Buyer with the provisions of this Agreement and the consummation of the transactions contemplated by this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

(a)                                  the certificate of incorporation or by-laws of Buyer and shall have been approved in accordance with the same;

(b)                                 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party; or

(c)                                  any material statute or any order, rule or regulation or any decision of any federal, state, local or foreign court or regulatory authority or administrative or arbitrative body, agency or tribunal, or any other governmental body whatsoever (“Legal Authority”) applicable to Buyer.

4.3                                 Consents.  Buyer has obtained, or shall have obtained prior to the Closing, all material consents, authorizations or approvals of any third parties and limited partners required to be obtained in connection with the execution, delivery and performance of this Agreement, subject to Seller obtaining all required Authorizations (to the extent transferable).  Buyer has made, or will have made prior to the Closing, all material registrations or filings with any Legal Authority required for the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby if any are required.  Buyer will use its best efforts to obtain all Regulatory Approvals, including after Closing until the DOITT Franchise Agreement is transferred and assigned.

4.4                                 Brokers.  The Seller has no obligation to pay any fees or commissions to any broker, finder, agent or other intermediary in connection with the negotiation or consummation of the transactions contemplated hereby as a result of any action or agreement of Buyer.

4.5                                 Legal Proceedings.  There are no claims, actions, suits, inquiries, investigations or proceedings before any Legal Authority pending or, to Buyer’s knowledge, threatened against the Buyer relating to the transactions contemplated hereby.

4.6                                 Financial Ability.  Buyer has, and will continue to have, the financial ability to perform the payment and other obligations contemplated hereby.  Buyer represents that it is solvent and has the ability to pay its debts as they become due.

Section 5
Representations and Warranties of the Seller

The Seller represents and warrants to Buyer that as of the Closing Date the following shall be true and correct:

5.1                                 Authorization and Enforcement.  The Seller is a corporation, duly organized and validly existing under the laws of the State of Delaware, is legally qualified to do business, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now conducted.  Seller has taken or is taking all action necessary to authorize its execution, delivery and performance of this Agreement and all other agreements and instruments reasonably necessary to complete the transactions contemplated by this Agreement and has or will have full power and authority to enter into this Agreement and such other agreements and instruments and carry out the terms hereof and thereof on the Closing Date.  Seller has duly executed and delivered this Agreement, and this Agreement is the valid and binding obligation of Seller enforceable in accordance with its terms, subject to applicable bankruptcy or similar laws or equitable principles affecting the rights of creditors generally.

5.2                                 No Violations; Permits and Compliance with Applicable Law.

(a)                                  Neither the execution, delivery and performance of this Agreement or any of the other agreements and instruments reasonably necessary to complete the transactions contemplated by this Agreement, nor compliance by the Seller with any of the provisions hereof shall (i) conflict with or result in any breach or default of any provision of the certificate of incorporation or by-laws of the Seller; (ii) violate any provision of the Seller’s Plan of Reorganization; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Seller or any of the Sale Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained before the Closing or the obtaining of which has been expressly waived in writing by the Seller; or (iv) violate any Legal Authority applicable to the Seller or any of the Sale Assets, in each case except for such conflicts, breaches, defaults or violations which do not have a material adverse affect on the Sale Assets or on Seller’s obligation hereunder.  All Authorizations issued or held in respect of the Sale Assets or the Northeast Business are valid, and there are no violations thereof.  Seller possesses all Authorizations necessary for operation of the Phone Equipment and conduct of the Northeast Business, and all such Authorizations are in full force and effect and freely transferable.  All material rules, regulations, orders, laws, and ordinances applicable to the Sale Assets and the Northeast Business have been complied with, and the Seller has not received any written notice alleging any noncompliance therewith.  Notwithstanding anything to the contrary herein contained, the parties acknowledge and agree that Seller is currently attempting to obtain DOITT Transfer Approval, and that Seller’s ability to convey title to such Franchise Phone Equipment to Buyer is subject to, and contingent upon, the DOITT Transfer Approval.

(b)                                 To the extent the Phone Equipment is subject to rules, regulations, ordinances or laws governing or otherwise affecting public pay telephones, including but not limited to municipal or local ordinances relating to permits and other requirements for public pay telephones, Seller is in full compliance with all such rules, regulations, ordinances and laws (the “Rules”).  Seller has (i) obtained all licenses, permits, authorizations and approvals required by the Rules subject to obtaining the DOITT Transfer Approval; (ii) paid all license, occupancy and other fees due and owing thereon current to the Closing Date; (iii) made the necessary filings and paid the requisite fees to effectuate and transfer to the Seller all such licenses, permits, authorizations and approvals; and (iv) otherwise complied in all material respects with the terms and provisions of the Rules.

5.3                                 Financial Information.  Attached hereto as Schedule 5.3 are true, complete and correct copies of the Monthly Coin Revenue Reports of the Seller, which reports accurately and completely set forth the gross coin revenue achieved with respect to the Phone Equipment for the May, 2004 through April, 2005 period, in each case on a per ANI and per calendar month basis.  All other financial information provided by the Seller, including but not limited to copies of telephone bills, any and all information regarding coin collections, long distance revenues, ILEC, CLEC and other telephone company charges, operator service provider revenues, parts and supplies expenses and commissions, is true, complete and correct in all material respects.

5.4                                 Litigation.  Except for the existing dispute between Seller and DOITT, there are no claims, actions, suits, inquiries, investigations or proceedings pending or, to the best of the Seller’s knowledge, threatened against the Seller, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against the Seller (a) that relate to the Sale Assets being conveyed by the Seller or the Seller’s Northeast Business; or (b) that seek specifically to prohibit, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement.

5.5                                 Defaults.  There is not any existing default, or event of default, or event that with or without due notice or lapse of time or both would constitute a default or event of default, under any Assigned Contract covering more than fifteen (15) phones or Authorizations of the Seller, except for such defaults as to which requisite waivers or consents have been obtained before the Closing or the obtaining of which has been expressly waived in writing by Buyer.  Any existing default not so waived shall be cured by Seller as a condition to closing and assignment.  Each Assigned Contract authorizes and empowers the Seller to select, or does not prohibit or impede in any way the Seller’s right to select, the operator service provider and interexchange carrier for such phones.  The Seller does not have any knowledge that any of the Assigned Contracts covering more than fifteen (15) phones will be terminated or not renewed, or that any of the Phone Equipment will be required to be uninstalled as a result thereof.  To the best of Seller’s knowledge, except as previously disclosed to Buyer in writing all relations with the customers, vendors, suppliers and licensors associated with the Phone Equipment and the relevant governmental or regulatory authorities are in good standing.

5.6                                 Equipment.  All Equipment of the Seller being conveyed to the Buyer hereunder is in good working order, reasonable wear and tear excepted, and is usable and saleable in the ordinary course of business, and all of the Phone Equipment is active with a dial tone and polling.  All Phone Equipment includes a coin bank, a lock and an enclosure for each item of Phone Equipment, and a pedestal for each item of Phone Equipment that is not mounted to the outside of a building or a wall inside a building.

5.7                                 Title to Sale Assets.  Seller has, and at the Closing, except as to the Franchise Phone Equipment, is transferring good, marketable and indefeasible title to all of the Sale Assets to Buyer, free and clear of any and all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, deeds of trust, equities, charges, claims, imperfections of title or other burdens affecting title to the Sale Assets.  Upon receiving the DOITT Transfer Approval to the transfer of the Franchise Phone Equipment to Buyer, Seller shall transfer good, marketable and indefeasible title to the Franchise Phone Equipment to Buyer, free and clear of any and all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, deeds of trust, equities, charges, claims, imperfections of title or other burdens affecting title to such Franchise Phone Equipment.  The bill of sale and other Seller documents to be executed and delivered to Buyer at and after the Closing will be valid and binding obligations of Seller and will effectively vest in Buyer title to the Sale Assets free and clear of any liens, claims and encumbrances.

5.8                                 Expenses of the Business.  There is no delinquency in the payment of any bills, taxes, fees, charges, expenses, debts, commissions or other amounts due relating to the Assigned Contracts, the Authorizations (except with respect to DOITT) or the Equipment or any telephone lines associated therewith.  All operating expenses of the Seller’s Northeast Business, including but not limited to those represented by such bills, taxes, fees, charges, expenses, debts, commissions or other amounts, have been paid currently.  All outstanding commissions due to customers with respect to the Phone Equipment shall have been paid through the Closing Date.

5.9                                 Taxes.  From and since the effective date of its Plan of Reorganization, Seller has filed or caused to be filed (or obtained valid extensions for the filing of), all federal, state and local tax returns that are required to be filed by it in connection with its Business, and has paid or caused to be paid, or has made adequate provisions on its books (i.e., reserves) for amounts sufficient for the payment of, all taxes as shown on such returns or on any assessment received by it and has made all estimated tax payments required to be made by it in order to avoid the imposition of penalties, interest and other additions to tax.  No tax liens have been filed against the Seller, and the Seller has not been notified of or otherwise has knowledge of, any claim being asserted with respect to any such taxes.  There is no action, suit, proceeding, investigation or audit pending or threatened against Seller in respect of any tax or assessment, nor is any claim for additional tax or assessment being asserted by any taxing authority whatsoever.  All taxes that the Seller is required by law to withhold or collect have been duly withheld or collected and, to the extent required, paid over to the proper governmental authorities on a timely basis.  None of the officers, directors or employees of the Seller have been notified or otherwise advised that such an audit may occur.

5.10                           Full Disclosure.  To the best of Seller’s knowledge, no representation or warranty to the other Buyer contained in this Agreement or any list, document or other writing furnished to the other Buyer pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statement herein or therein not misleading.

5.11                           No Brokers.  Seller has not engaged, consented to or authorized any broker, finder, investment banker or other third party to act on its behalf, either directly or indirectly, as a broker or finder in connection with this Agreement and the transactions contemplated hereby.

Section 6
Pre-Closing Covenants

6.1                                 Access to Sale Assets.  Prior to the Closing Date, the Seller shall afford to the Buyer and its authorized representatives (including counsel, accountants and other representatives) reasonable access to all books, records, personnel and other data reasonably related to the Sale Assets during normal business hours at the Seller’s offices.  Buyer shall have the full opportunity to make such investigations as it shall reasonably require with respect to the Sale Assets and the transactions contemplated herein.

6.2                                 Preservation of Sale Assets.

(a)                                  Except as otherwise required by law or expressly permitted by this Agreement, the Seller and Buyer agree that they shall not after the date of this Agreement and until the Closing:

(i)                                     dispose of, or agree to dispose of, any of the Sale Assets other than in the ordinary course of business or lease or license, or agree to lease or license, any of the Sale Assets;

(ii)                                  cancel, fail to maintain in force or change any policy of insurance relating to the Sale Assets or any policy or bond providing substantially the same coverage unless such cancellation or change is effective only on or after the Closing; and

(iii)                               waive, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other agreement or arrangement affecting the Sale Assets.

(b)                                 Except as otherwise required by law, Seller shall after the date of this Agreement and until the Closing: (i) maintain all of the Sale Assets in good operating condition, reasonable wear and tear excepted; (ii) maintain all Assigned Contracts in full force and effect in the ordinary course of its business; and (iii) operate its business on a going concern basis and in the ordinary course.

Section 7
Conditions to Obligations of the Buyer

The obligations of the Buyer under Sections 2 and 3 of this Agreement are subject to satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by Buyer:

7.1                                 Representations, Warranties and Covenants.  All representations and warranties of the Seller made in this Agreement and the documents and instruments executed or to be executed in connection herewith shall in all material respects be true and correct on and as of the Closing Date with the same force and effect as if made as of that date.  All of the terms, covenants, conditions and agreements set forth in this Agreement and the seller documents to be complied with and performed by the Seller at or prior to the Closing shall in all material respects have been complied with or performed thereby.

7.2                                 No Governmental Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

7.3                                 No Injunction.  On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transaction contemplated hereby which the Buyer deems unacceptable in its sole discretion.

7.4                                 Approvals.  Seller shall have made and obtained all notices to, filings with, and authorizations, consents and approvals of governments and government agencies in order to effect the transfer of the Sale Assets (the “Approvals”) that Buyer or the Seller may be required to give, make, or obtain in order to effect the transfer to Buyer of the Sale Assets, including, without limitation, the Authorizations, as contemplated by this Agreement.  In the event that the Buyer has obtained Regulatory Approval but Seller has not obtained DOITT Transfer Approval and effectuated the transfer of the Franchise Phone Equipment to Buyer within six (6) months of the Closing Date, Buyer shall have the right to suspend Installment Payments until such time as such DOITT Transfer Approval has been obtained.  In such case, Buyer shall have the right to negotiate with DOITT directly for the settlement and resolution of any terms of the DOITT Transfer Approval; provided however, that any settlement with DOITT shall be subject to the approval of Seller, which approval shall not be unreasonably withheld.

7.5                                 No Material Adverse Change.  There shall have been no material adverse change in the business or assets of the Company prior to the Closing Date.  For purposes of this Agreement, “material adverse change” shall have the meaning ascribed to such term in Section 9.1 of this Agreement.

Section 8
Conditions to Obligations of the Seller

The obligations of the Seller under Section 2 of this Agreement are subject to satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by the Seller:

8.1                                 Representations, Warranties and Covenants.  All representations and warranties of Buyer made in this Agreement and the documents and instruments executed in connection therewith shall in all material respects be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.  All of the terms, covenants, conditions and agreements to be complied with and performed by Buyer on or prior to the Closing shall in all material respects have been complied with or performed thereby.

Section 9
Termination

9.1                                 Right of Parties to Terminate.  This Agreement may be terminated by the Buyer if:

(a)                                  the Seller shall have breached any of its material obligations under this Agreement;

(b)                                 Seller has not satisfied the conditions set forth in Section 7 of this Agreement or otherwise satisfied its obligations hereunder by July 1, 2005;

(c)                                  prior to closing, Buyer discovers a material adverse change in the amount and nature of the Sale Assets.  For purposes of this Section 9, “Material Adverse Change” shall mean:

(i)                                     the Phone Equipment does not include at least 2600 payphones installed and operating at the sites listed on Schedules 2.1.1 and 2.1.2 and Seller is unable to deliver 2600 payphones installed and operating at the sites within ten days of Buyer notifying Seller of this material adverse change,

(ii)                                  fewer than 60% of the installed and operating payphones included in the Phone Equipment have valid site contracts which are assignable and which have a valid remaining initial or renewal term of at lease one (1) year,

(iii)                               average monthly revenues and expenses for the period of January, 2004 through May, 2005 are not as listed on the Income Statement for the New York Operations attached hereto as Schedule 9.1; or

(iv)                              average monthly site commissions payable on each item of the installed and operating Phone Equipment for December, 2004 and January, 2005 exceed $16.00 per phone.

9.2                                 Effect of Termination.  If Buyer or the Seller terminates this Agreement pursuant to Section 9.1, such party shall promptly give written notice thereof to the other party to this Agreement.  Except as otherwise provided in Section 11, such termination shall release the other party, its officers, directors and employees from any further liabilities and obligations with respect to this Agreement.

Section 10
Closing

10.1                           Time and Place of Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Garfunkel, Wild & Travis, P.C., 111 Great Neck Road, Great Neck, New York 11021, unless any other location is agreed to in writing by the parties, on the first business day after the fulfillment or waiver of the last of the conditions precedent to this Agreement as stated in Sections 7 and 8, and on or before June 30, 2005 or such other date as may be mutually agreed to between the parties.  The date scheduled for the Closing pursuant to this Section 10.1 shall be referred to as the “Closing Date”.

10.2                           Obligations of the Seller at Closing.  At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents and take the other actions identified below:

(a)                                  bills of sale, conveying to Buyer:  (i) all of the Non-Franchise Phone Equipment and (ii) Franchise Phone Equipment so long as the DOITT Transfer Approval has been obtained, (iii) executed copies of any transition agreements set forth in Schedule 2.1.3(a) and (iv) the Miscellaneous Equipment and any other Equipment and Sale Assets.  In the event the DOITT Transfer Approval has not been obtained by the Closing Date, Seller shall deliver to Buyer’s counsel in escrow a bill of sale for the Franchise Phone Equipment which will be released to Buyer upon obtaining the DOITT Transfer Approval;

(b)                                 a certified copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of the Agreement and all documents, instruments and transactions contemplated herein;

(c)                                  duly executed instruments of Assignment relating to the Assigned Contracts;

(d)                                 closing certificates pursuant to which the Seller represents and warrants to Buyer that its representations and warranties to Buyer are true and correct in all material respects as of the Closing Date as if then originally made and that all covenants required by the terms hereof to be performed by the Seller on or before the Closing Date, to the extent not waived by the Buyer in writing, have been so performed in all material respects;

(e)                                  copies of the Assigned Contracts and evidence that all Cure Costs have been or will be paid;

(f)                                    all other documents and instruments as may be reasonably necessary and required to consummate the transactions contemplated by this Agreement approving and authorizing this Agreement and the transactions contemplated thereby, including, but not limited to assignment certificates as requested on a case by case basis;

(g)                                 such other documents as Buyer may reasonably request; and

(h)                                 there shall have been no material adverse change in the Sale Assets or the Northeast Business of Seller prior to the Closing Date.

10.3                           Obligations of Buyer at Closing.  At the Closing, Buyer shall deliver or cause to be delivered the following documents, and take the other actions identified below:

(a)                                  payment of the Purchase Price in accordance with Section 3;

(b)                                 a certified copy of resolutions of Buyer’s board of directors or governing body authorizing the execution, delivery and performance of this Agreement and all agreements contemplated hereby;

(c)                                  a closing certificate pursuant to which Buyer represents and warrants to the Seller that Buyer’s representations and warranties to the Seller are true and correct in all material respects as of the Closing Date as if then originally made, and that all covenants required by the terms hereof to be performed by Buyer on or before the Closing Date, to the extent not waived by the Seller in writing, have been so performed in all material respects;

(d)                                 a duly executed instrument of assumption of the Assigned Contracts and all other documents and instruments as may be reasonably necessary and required to consummate the transactions contemplated by this Agreement and the Sale Order;

(e)                                  within ten (10) business days of Closing, a true and correct copy of Buyer’s Vendex application, redacted as Buyer deems necessary to protect any confidential information; and

(f)                                    such other documents as the Seller may reasonably request.

The parties hereto agree that a facsimile transmittal of their signature, confirmed verbally by telephone by their counsel, shall be binding upon them as a delivery of the relevant executed document for the Closing, and that documents may be validly executed through counterpart originals.  However, Seller may demand confirmation of receipt of the Purchase Price by Seller’s financial institution prior to the delivery of any documents.

Section 11
Indemnification

11.1                           Indemnity by Seller.  Subject to the terms and conditions of this Agreement and the limitations contained in this Section 11, Seller shall indemnify and hold harmless Buyer from and against (i) any breach of a representation or warranty made by Seller in this Agreement; (ii) the breach of any covenant, agreement or undertaking by Seller contained in this Agreement; (iii) any liability or obligation of Seller not specifically assumed by Buyer pursuant to this Agreement; and (iv) any reasonable costs (including but not limited to reasonable attorneys’ and accountants’ fees) incurred by Buyer in connection therewith.

11.2                           Indemnity by Buyer.  Subject to the terms and conditions of this Agreement and the limitations contained in this Section 11, Buyer shall indemnify and hold harmless Seller from and against (i) any breach of a representation or warranty made by Buyer in this Agreement; (ii) the breach of any covenant, agreement or undertaking by Buyer contained in this Agreement; (iii) any liability or obligation of Seller that is being specifically assumed by Buyer pursuant to this Agreement; and (iv) any reasonable costs (including but not limited to reasonable attorneys’ and accountants’ fees) incurred by the Buyer in connection therewith.

11.3                           Third Party Claims.  (a)  Except as otherwise provided herein, the procedures set forth in the following paragraphs of this Section 11.3 shall apply to indemnification of claims arising from the assertion of liability by persons or entities not parties to this Agreement.

11.3.1                  The party seeking indemnification (the “Indemnified Party”) shall, as promptly as reasonably practicable, give written notice to the party from which indemnification is sought (the “Indemnifying Party”) of any assertion of liability by a third party that might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in this Agreement or in any document executed and delivered in connection herewith, stating the nature and basis of the assertion and the amount thereof to the extent known.  Failure on the part of the Indemnified Party to give prompt notice to the Indemnifying Party shall not limit or otherwise affect such Indemnified Party’s right to indemnification hereunder so long as the Indemnifying Party is not materially adversely affected.

11.3.2                  In the event that any Legal Action is brought against an Indemnified Party with respect to which the Indemnifying Party may have liability under an indemnity agreement contained in this Agreement or in any document executed and delivered in connection herewith, the Indemnifying Party shall have the right, at its sole cost and expense, to defend the Indemnified Party against such Legal Action (and any appeal and review thereof), with counsel reasonably acceptable to the Indemnified Party.  In any such Legal Action, the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the Indemnifying Party shall keep the Indemnified Party fully informed as to such proceeding at all stages thereof, whether or not the Indemnified Party is represented by its own counsel.

11.3.3                  Until the Indemnifying Party shall have assumed the defense of such Legal Action, or if the Indemnified and Indemnifying Parties are both named parties in such Legal Action and the Indemnified Party shall have reasonably concluded that there may be defenses available to it that are different from or in addition to the defenses available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Legal Action but shall remain responsible for its obligation as an indemnitor), all reasonable legal and other reasonable expenses incurred by the Indemnified Party as a result of such Legal Action, shall be borne solely by the Indemnifying Party.

In such event the Indemnifying Party shall make available to the Indemnified Party and its attorneys and accountants, for review and copying, all of its books and records relating to such Legal Action and the parties agree to render to each other such assistance as may reasonably be requested in order to facilitate the proper and adequate defense of any such Legal Action.

11.3.4                  Neither the Indemnifying Party nor the Indemnified Party shall make any settlement of any claim without the written consent of the other, which consent shall not be unreasonably withheld.  Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunction or other equitable relief against the Indemnified Party or its assets, employees or business.

Section 12
Survival

12.1                           Warranties.  All representations, warranties, covenants and agreements made in this Agreement or in any exhibit, schedule, certificate, document, instrument or other agreement delivered in accordance with this Agreement shall survive the execution and delivery of this Agreement.

Section 13
Other Provisions

13.1                           Further Assurances.  After the Closing, each of the parties will take such actions and execute and deliver to the other party such further documents, instruments of assignment, conveyances and transfers as, in the reasonable opinion of counsel to the requesting party, may be necessary (a) to ensure, complete and evidence the full and effective transfer of the Sale Assets to Buyer; and; (b) to fully and completely consummate the transactions and agreements contemplated by this Agreement.

13.2                           Benefit and Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

13.3                           Entire Agreement.  This Agreement and the schedules and exhibits referred to herein constitute the entire agreement and understanding of the parties and supersede any and all prior agreements and understandings relating to the Sale Assets and other matters provided for herein.  Seller shall remain obligated to enter into an exclusive service agreement with Buyer, or an affiliate thereof.

13.4                           Amendment, Waiver.  The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.  Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

13.5                           Governing Law, Jurisdiction.  The construction and performance of this Agreement will be governed by the laws of the State of New York without regard to its laws or regulations relating to conflicts of law.

13.6                           Notices.  Any notice, demand or request required or permitted to be given under the provisions of this Agreement (a) shall be in writing; (b) shall be delivered personally, including by means of facsimile, overnight express delivery, or mailed by registered or certified mail, postage prepaid and return receipt requested; (c) shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and (d) shall be delivered or mailed to the addresses or facsimile numbers set forth below or to such other address as any party may from time to time direct in writing in accordance with this section (telephone numbers are provided to assist in coordination, but telephone conversations do not constitute notice):

(i)                                     If to the Buyer:

Empire Payphones, Inc.

44 Wall Street, 6th Floor

New York, NY  10005

Attn: Andoni Economou

Facsimile: (212) 635-5074

with copies to:

Burton Weston, Esq.

Garfunkel, Wild & Travis, P.C.

111 Great Neck Road

Great Neck, NY 11021

Facsimile:  (516) 466-5964

(ii)                                  If to the Seller:

Michael McClellan, CFO

ETS Payphones, Inc.

1490 Westfork Drive Suite G

Lithia Springs, GA  30122

Facsimile:  (770) 819-1682

with copies to:

Brian Gannon

Seyfarth Shaw LLP

One Peachtree Pointe

1545 Peachtree Street, N.E.

Suite 700

Atlanta, GA 30309-2401

Facsimile: (404) 892-7056

13.7                           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.8                           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.9                           Extension; Waiver.  At any time after the Closing, either party to this Agreement that is entitled to the benefits hereof may, but shall not be required to (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any misrepresentation (including an omission) or breach of a representation or warranty of the other party hereto, whether contained herein or in any exhibit, schedule or document delivered pursuant hereto, or (c) waive compliance of the other party hereto with respect to any of the terms, conditions or provisions contained herein.  Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party giving the extension or waiver.

13.10                     Severability.  If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

IN WITNESS WHEREOF, the parties have executed this Asset Sale Agreement as of the day and year first written above.

BUYER:

Empire Payphones, Inc.

By:
Andoni Economou Executive Vice President

SELLER:

ETS PAYPHONES, INC.

By:
Michael H. McClellan Chief Financial Officer

Acknowledged and Agreed to as to
Section 3.5 only:
MANHATTAN TELECOMMUNICATIONS CORPORATION

By: